EXHIBIT 5.1
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                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000





                                                August 2, 2002



Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017


Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Triarc Companies, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested by the Company to render this opinion relating to 5,000,000 shares of Class A Common Stock, par value $.10 per share, of the Company (the "Shares") to be issued upon exercise of options or tandem stock appreciation rights, or as restricted shares, to be granted under the Triarc Companies, Inc. 2002 Equity Participation Plan (the "Plan").

                  In connection with furnishing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Plan and (v) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that we have considered relevant and necessary as a basis for the opinion expressed in this letter.

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Triarc Companies, Inc.                                                         2


                  In our examination of the above documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all these latter documents. In expressing our opinion below, we have relied, as to specific matters of fact, on representations, statements or certificates of the Company and public officials.

                  Based upon the above, and subject to the stated assumptions, exceptions and qualifications stated in this letter, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

                  Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the judicial decisions interpreting these laws. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by the Act or the rules and regulations of the Commission under the Act.


                                                Very truly yours,


                                   /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON


                                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON